           As filed with the Securities and Exchange Commission on July 25, 1994
                                             Registration No. 33- ______________



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933


                          FEDERAL-MOGUL CORPORATION
            (Exact name of Registrant as specified in its charter)


             Michigan                                   38-0533580
  (State or other jurisdiction of                    (I.R.S. Employer
  incorporation or organization)                    Identification No.)


                           26555 Northwestern Highway
                          Southfield, Michigan  48034
                                 (313) 354-7700
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                          George N. Bashara, Jr., Esq.
                           Federal-Mogul Corporation
                           26555 Northwestern Highway
                          Southfield, Michigan  48034
                                 (313) 354-7700
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)



                                   copies to:

    Andrew R. Brownstein, Esq.                William J. Williams, Jr., Esq.
  Wachtell, Lipton, Rosen & Katz                    Sullivan & Cromwell
        51 West 52nd Street                          125 Broad Street
     New York, New York  10019                   New York, New York  10004
          (212) 403-1000                              (212) 558-3722

          Approximate date of commencement of proposed sale to public: From time to time as determined by market conditions after this Registration Statement is declared effective.

          If the only securities being registered on this Form are being offered pursuant to dividend or investment plans, please check the following box. [ ]

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, please check the following box. [X]


                        CALCULATION OF REGISTRATION FEE

                                                                    Proposed        Proposed
                                                                     Maximum         Maximum
                                                                    Offering        Aggregate      Amount of
          Title of Each Class of                 Amount to be       Price Per       Offering     Registration
       Securities to be Registered                Registered         Unit(1)        Price(1)          Fee
       ---------------------------               ------------       ---------       --------     ------------
       Debt Securities                                (2)             100%        $100,000,000      $34,483
       Preferred Stock, without
         par value
       Common Stock, without par
         value (3)
       Warrants
       Depositary Shares (4)                                                           (5)
       Debt Securities (6)                                                             (5)
       Preferred Stock, without
         par value (7)                                                                 (5)
       Common Stock, without
         par value (3)(8)                                                              (5)

(1)  Estimated solely for purposes of determining the registration fee.

(2) The aggregate initial offering price of all Securities registered pursuant to this Registration Statement and offered from time to time will not exceed $100,000,000, plus the amount set forth in the last paragraph of this cover page, (or the equivalent thereof in one or more foreign currencies, currency units or composite currencies, including European Currency Units) or, in the case of Debt Securities (including Debt Securities that are denominated or payable in one or more foreign currencies, currency units or composite currencies, including European Currency Units, or are denominated with amounts payable in respect of principal of or any premium or interest on such Debt Securities to be determined by reference to the value, rate or price of one or more specified currencies or are issued at an original issue discount), such principal amount as shall result in an aggregate initial offering price equivalent to not more than $100,000,000, plus the amount set forth in the last paragraph of this cover page. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(3) Includes Preferred Stock Purchase Rights. Prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from the Common Stock.

(4) Such indeterminate number of Depositary Shares to be evidenced by Depositary Receipts issued pursuant to a Deposit Agreement. In the event the Registrant elects to offer to the public fractional interests in shares of the Preferred Stock registered hereunder, or in the event fractional interests in shares of Preferred Stock are issued upon conversion of Debt Securities or exercise of Warrants registered hereunder, shares of Preferred Stock will be issued to the Depositary under the Deposit Agreement and Depositary Receipts will be distributed to those persons acquiring such fractional interests.

(5)  No separate consideration will be received for (i) the Depositary Shares,
     (ii) the Debt Securities issuable upon conversion of other Debt Securities or Preferred Stock, (iii) the Preferred Stock issuable upon conversion of Debt Securities, or (iv) the Common Stock issuable upon conversion of, or in exchange for, Debt Securities or Preferred Stock.

(6) Such indeterminate amount of Debt Securities as may be issued upon conversion of other Debt Securities or Preferred Stock.

(7) Such indeterminate amount of Preferred Stock as may be issued upon conversion of Debt Securities.

(8) Such indeterminate number of shares of Common Stock as may be issued upon conversion of, or in exchange for, Debt Securities or Preferred Stock.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

        Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus which is part of this Registration Statement is a combined prospectus and includes all the information currently required in a prospectus relating to the securities covered by Registration Statement 33-51265 previously filed by the Registrant. Under Registration Statement 33-51265, $300,000,000 of the Registrant's securities was registered, of which $102,343,750 remains unissued and may be issued under the combined prospectus.

                       [PRELIMINARY PROSPECTUS LEGEND]


Information contained herein is subject to completion or amendment.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities Laws of any such State.

PROSPECTUS




                           FEDERAL-MOGUL CORPORATION

                       DEBT SECURITIES, PREFERRED STOCK,
                           COMMON STOCK AND WARRANTS


     Federal-Mogul Corporation ("Federal-Mogul" or the "Company") may from time to time offer, together or separately, its (i) debt securities ("Debt Securities"), which may be either senior debt securities ("Senior Debt Securities") or subordinated debt securities ("Subordinated Debt Securities"), consisting of debentures, notes and/or other unsecured evidences of indebtedness in one or more series; (ii) shares of its Preferred Stock ("Preferred Stock"), which may be issued in the form of depositary shares evidenced by Depositary Receipts ("Depositary Shares"); (iii) shares of its Common Stock, with out par value (the "Common Stock"); and (iv) warrants to purchase securities of the Company as shall be designated by the Company at the time of the offering (the "Warrants") in amounts, at prices and on terms to be determined at the time of the offering. The Debt Securities, Preferred Stock, Depositary Shares, Common Stock and Warrants are collectively called the "Securities."

          The Securities offered pursuant to this Prospectus may be issued in one or more series or issuances at an aggregate initial offering price not to exceed $202,343,750 (or the equivalent thereof in one or more foreign currencies or currency units or, in the case of any Debt Securities (including Debt Securities that are denominated or payable in one or more foreign currencies or currency units or are denominated with amounts payable in respect of principal of or any premium or interest on such Debt Securities to be determined by reference to the value, rate or price or one or more specified currencies or are issued at an original discount)), such principal amount as shall result in an aggregate initial offering price equivalent to not more than $202,343,750.

          The Senior Debt Securities when issued will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company, and the Subordinated Debt Securities when issued will be subordinated as described in the accompanying Prospectus Supplement (the "Prospectus Supplement"). Certain specific terms of the particular Securities in respect of which this Prospectus is being delivered are set forth in the Prospectus Supplement, including, where applicable, (i) in the case of Debt Securities, the title, aggregate principal amount, denominations, maturity, any interest rate (which may be fixed or variable) and time of payment of any interest, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments, any terms for conversion into or exchange for other securities, currency or currencies of denomination and payment, if other than U.S. dollars, any listing on a securities exchange and any other terms in connection with the offering and sale of the Debt Securities in respect of which this Prospectus is delivered, as well as the initial public offering price; (ii) in the case of Preferred Stock, the specific title, the aggregate amount, any dividend (including the method of calculating payment of dividends), liquidation, redemption, voting and other rights, any terms for any conversion into or exchange for other Securities, any listing on a securities exchange, the initial public offering price and any other terms;
(iii) in the case of Common Stock, the number of shares of Common Stock and the terms of offering thereof; and (iv) in the case of Warrants, the designation and number, the exercise price, any listing of the Warrants or the underlying Securities on a securities exchange and any other terms in connection with the offering, sale and exercise of the Warrants.

        The Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to the Securities covered by the Prospectus Supplement. This Prospectus may not be used to consummate the sale of Securities unless accompanied by a Prospectus Supplement.

        The Company's Common Stock is listed on the New York Stock Exchange under the trading symbol "FMO." Any Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance.


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                      REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

        The Securities will be sold directly, through agents, underwriters or dealers as designated from time to time, or through a combination of such methods. If agents of the Company or any dealers or underwriters are involved in the sale of the Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts are set forth in or may be calculated from the Prospectus Supplement with respect to such Securities.

        The date of this Prospectus is July __, 1994.

        NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, THE ACCOMPANYING PROSPECTUS SUPPLEMENT OR THE DOCUMENTS INCORPORATED OR DEEMED INCORPORATED BY REFERENCE HEREIN, AND ANY INFORMATION OR REPRESENTATIONS NOT CONTAINED HEREIN OR
THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY AGENT, DEALER OR UNDERWRITER. THIS PROSPECTUS OR PROSPECTUS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The Company has filed with the Securities and Exchange Commission (the "Commission"), pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

          (i)    an Annual Report on Form 10-K for the year ended
    December 31, 1993;

          (ii) a Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1994 dated May 13, 1994;

          (iii)  a Current Report on Form 8-K dated February 8, 1994;

          (iv) a Current Report on Form 8-K/A dated February 11, 1994 amending a Current Report on Form 8-K dated November 10, 1993; and

          (v)    a Current Report on Form 8-K dated July 25, 1994;

which are hereby incorporated by reference in and made a part of this Prospectus.

        All documents hereafter filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST DIRECTED TO: GEORGE N. BASHARA, JR., SECRETARY, FEDERAL-MOGUL CORPORATION, 26555 NORTHWESTERN HIGHWAY, SOUTHFIELD, MICHIGAN 48034 (TELEPHONE:
(313) 354-7700).


                             AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copies may be obtained at the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc. ("NYSE"), 20 Broad Street, New York, New York 10005; and the Pacific Stock Exchange, Inc., 618 South Spring Street, Los Angeles, California 90014, and 301 Pine Street, San Francisco, California 94104.

        Federal-Mogul has filed with the Commission a Registration Statement (herein, together with all amendments thereto, called the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein and filed as an exhibit to the Registration Statement are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to Federal-Mogul and the Securities, reference is hereby made to the Registration Statement and the exhibits and schedules thereto.


                                  THE COMPANY

        Federal-Mogul is a global distributor and manufacturer of a broad range of precision parts, primarily vehicular components for automobiles, light trucks, heavy duty trucks and farm and construction vehicles and industrial products. Through the Company's worldwide distribution network, Federal-Mogul sells replacement parts in the vehicular aftermarket (the "Aftermarket") to independent warehouse distributors, local parts suppliers and retail parts stores. The Company also sells parts to original equipment ("OE") manufacturers, principally the major automotive manufacturers in the United States and Europe.

        For the six months ended June 30, 1994, the Company's net sales were $935.1 million.

        The Company was incorporated in 1924 under Michigan law to carry on a business begun in 1900. The Company's executive offices are located at 26555 Northwestern Highway, Southfield, Michigan 48034, telephone number (313) 354-7700.


                                USE OF PROCEEDS

        Except as otherwise described in the accompanying Prospectus Supplement or any Pricing Supplement, the net proceeds from the sale of Securities will be used for general corporate purposes, which may include refinancings of indebtedness, including amounts outstanding under the Company's Revolving Credit and Competitive Advance Facility Agreement dated June 30, 1994, working capital, capital expenditures and acquisitions.

                              RECENT DEVELOPMENTS

        In October 1993, the Company acquired from SPX Corporation ("SPX") its Sealed Power Replacement division ("SPR"),

SPX's U.S. and Canadian automotive aftermarket operations (the
"Acquisition"), for approximately $137 million. See "Selected Financial Data for SPR" and "Selected Pro Forma Combined Condensed Financial Data." These operations distribute engine and chassis components to the North American aftermarket. The Company also completed a long-term trademark agreement under which the Company has become the exclusive distributor of engine and chassis parts sold under the Sealed Power and Speed-Pro brand names in the United States and Canada. The Company acquired the non-exclusive right to use these trademarks throughout the rest of the world. The Company also entered into a non-competition agreement for a period of seven years. The Acquisition furthered the Company's strategy of emphasizing Aftermarket product sales and the development of this aspect of the business.

        SPR distributes a full line of chassis parts (15% of 1992 sales) and engine parts (83% of 1992 sales) to the automotive Aftermarket to over 2,500 wholesale and retail distribution outlets. Net sales in 1992 were $163.2 million.

        The Company believes that the Acquisition will (i) allow the Company to broaden its customer base, (ii) increase the Company's product offerings in the Aftermarket business, particularly in the case of heavy truck, agricultural and construction parts, and (iii) allow the Company to realize substantial cost savings through the consolidation of the distribution system of the two companies.

                RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


       Ratio of Earnings to Fixed Charges:(A)

                                                          Pro Forma
          Six Months Ended                              Year Ended                 Years Ended December 31,
            June 30, 1994                           December 31, 1993(B)          1993  1992  1991  1990  1989
         ------------------                         --------------------          ----  ----  ----  ----  ----
                5.12                                        2.79                  2.64  1.26   (c)  1.34  4.08


       Ratio of Earnings to Combined Fixed Charges and Preferred Dividends(A):

                                                          Pro Forma
         Six Months Ended                              Year Ended                 Years Ended December 31,
           June 30, 1994                           December 31, 1993(B)          1993  1992  1991  1990  1989
         ------------------                         --------------------          ----  ----  ----  ----  ----
                3.70                                        2.35                  2.18  1.21   (c)  1.28  3.52




                The ratio of earnings to fixed charges has been computed by dividing earnings by fixed charges. The ratio of earnings to fixed charges and preferred stock dividends has been computed by dividing earnings by the sum of fixed charges and preferred stock dividend requirements. Earnings consist of income before income taxes plus fixed charges excluding capitalized interest. Fixed charges consist of interest on all indebtedness, amortization of debt issuance costs and the portion of rental expense representative of interest.

(A)  The Company guarantees the debt of the Federal-Mogul Employee
     Stock Ownership Plan ("ESOP"); the fixed charges of the ESOP are not included in the above calculations.

(B) Gives effect to the Acquisition as if it occurred at the beginning of the period presented.

(C) As a result of a special charge of $25.0 million, earnings in 1991 were $15.2 million, which were less than 1991 fixed charges of $33.8 million. Including preferred dividend requirements, earnings in 1991 were $20.0 million, which were less than 1991 fixed charges of $38.6 million.

                         DESCRIPTION OF DEBT SECURITIES

        The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may not apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

        The Senior Debt Securities are to be issued under an Indenture (the "Senior Indenture"), to be entered into between the Company and Continental Bank, as trustee. The Subordinated Debt Securities are to be issued under a separate Indenture (the "Subordinated Indenture"), to be entered into between the Company and Continental Bank, as trustee. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures." Copies of the Senior Indenture and the Subordinated Indenture have been filed as exhibits to the Registration Statement. Continental Bank, as trustee under the Senior Indenture or the Subordinated Indenture, as applicable, is referred to herein as the "Applicable Trustee."

        The following summaries of certain provisions of the Senior Debt Securities, the Subordinated Debt Securities and the Indentures do not purport to be complete and are subject, and are qualified in their entirety by reference, to all the provisions of the Indenture applicable to a particular series of Debt Securities (the "Applicable Indenture"), including the definitions therein of certain terms. Wherever particular Sections, Articles or defined terms of the Indentures are referred to, it is intended that such Sections, Articles or defined terms shall be incorporated by reference herein. Section and Article references used herein are references to the Applicable Indenture. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Applicable Indenture.

GENERAL

        The Indentures do not limit the aggregate principal amount of Debt Securities that may be issued thereunder, and each Indenture provides that Debt Securities may be issued thereunder from time to time in one or more series. Unless otherwise specified in the Prospectus Supplement, the Senior Debt Securities when issued will be unsecured and unsubordinated obligations of the Company and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities when issued will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined in the Subordinated
Indenture) of the Company as described in the Prospectus Supplement applicable to the offering of Subordinated Debt Securities.

        Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for a description of the following terms or additional provisions of the Debt Securities:

        (1)  the title of the Debt Securities;

        (2) whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities;

        (3) any limit on the aggregate principal amount of the Debt Securities of the series of which they are a part;

        (4) the Person to whom any interest on a Debt Security of such series will be payable, if other than the Person in whose name that Debt Security is registered at the close of business on the Regular Record Date for such interest;

        (5) the date or dates on which the principal of the Debt Securities will be payable;

        (6) the rate or rates at which the Debt Securities will bear interest, if any;

        (7) the date or dates from which any such interest will accrue and the dates on which any such interest will be payable and the record dates for such interest payments;

        (8) the place or places where the principal of and any premium and interest on the Debt Securities will be payable;

        (9) the period or periods within which, the price or prices at which, and the terms and conditions on which the Debt Securities may be redeemed, in whole or in part, at the option of the Company;

        (10) the obligation, if any, of the Company to redeem or purchase the Debt Securities pursuant to any sinking fund or analogous provision or at the option of the Holder thereof, and the period or periods within which, the price or prices at which, and the terms and conditions on which the Debt Securities will be redeemed or purchased, in whole or in part, pursuant to such obligation;

          (11) the terms and conditions, if any, pursuant to which such Debt Securities are convertible into or exchangeable for a security or securities of the Company;

          (12) the denominations in which the Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

          (13) if the amount of principal of or any premium or interest on any Debt Securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

          (14) if other than the currency of the United States of America, the currency, currencies or currency units in which the principal of or any premium or interest on any of the Debt Securities will be payable (and the manner in which the equivalent thereof in the currency of the United States of America is to be determined for any purpose, including for the purpose of determining the principal amount deemed to be Outstanding at any time);

          (15) if the principal of or any premium or interest on the Debt Securities is to be payable, at the election of the Company or the Holder thereof, in one or more currencies or currency units other than those in which the Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of any such amount as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount is to be determined);

          (16) if other than the entire principal amount thereof, the portion of the principal amount of any of the Debt Securities which will be payable upon declaration of acceleration of the Maturity thereof;

          (17) if the principal amount payable at the Stated Maturity of any of the Debt Securities will not be determinable as of any one or more dates prior to the Stated Maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any Maturity other than the Stated Maturity or which will be deemed to be Outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined);

         (18) if applicable, that the Debt Securities, in whole or any specified part, are defeasible pursuant to the provisions of the Applicable Indenture described under "Defeasance and Covenant Defeasance";

         (19)  whether any of the Securities will be issuable in whole or in part in the form of one or more Global Securities and, if so, the respective Depositaries for such Global Securities, the form of any legend or legends to be borne by any such Global Security in addition to or in lieu of the legend referred to under "Form, Exchange and Transfer -- Global Securities" and, if different from those described under such caption, any circumstances under which any such Global Security may be exchanged in whole or in part for Debt Securities registered, and any transfer of such Global Security in whole or in part may be registered, in the names of Persons other than the Depositary for such Global Security or its nominee;

          (20) any addition to or change in the Events of Default applicable to any of the Debt Securities and any change in the right of the Applicable Trustee or the Holders to declare the principal amount of any of the Debt Securities due and payable;

          (21) any addition to or change in the covenants in the Applicable Indenture;

          (22) if the Debt Securities are Subordinated Debt Securities, the subordination provisions and the definition of Senior Indebtedness which will be applicable to such Subordinated Debt Securities; and

          (23) any other terms of the Debt Securities not inconsistent with the provisions of the Applicable Indenture. (Sections 301 and 901)

        Debt Securities may be issued as Original Issue Discount Securities to be sold at a substantial discount below their principal amount. Certain special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount will be described in the Prospectus Supplement relating thereto. In addition, certain special United States federal income tax or other considerations applicable to any Debt Securities which are denominated in a currency or currency unit other than United States dollars may be described in the applicable Prospectus Supplement relating thereto.

        Unless otherwise provided in the Prospectus Supplement relating thereto, principal of and any premium and interest on the Debt Securities will be payable, and transfers thereof will be registrable, at the office or agency of the Trustee in the Borough of Manhattan, The City of New York, except that, at the option of the Company, interest may be paid by mailing a check to the address of the Person entitled thereto as it appears in the Security Register. (Sections 202, 305 and 1002)

        Unless otherwise set forth in the applicable Prospectus Supplement, neither the Indentures nor the Debt Securities will contain provisions that would afford the Debt Securities protection in the event of a takeover, recapitalization or similar restructuring involving the Company which could adversely affect the Debt Securities.

FORM, EXCHANGE AND TRANSFER

        Unless otherwise indicated in the Prospectus Supplement relating thereto, the Debt Securities will be issued only in fully registered form, without coupons, and in denominations of $1,000 and integral multiples thereof. (Section 302) No service charge will be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305) The Indentures also provide that the Debt Securities of any series, if so specified with respect to a particular series, may be issued in permanent global form. See "Global Debt Securities."

        At the option of the Holder, subject to the terms of the Applicable Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 305)

        Subject to the terms of the Applicable Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Trustee as Security Registrar. Any transfer agent (in addition to the Security Registrar) initially designated by the Company for any Debt Securities will be named in the applicable Prospectus Supplement. (Section 305) The Company may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series. (Section 1002)

        If the Debt Securities of any series (or of any series and specified terms) are to be redeemed in part, the Company will not be required to (i) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified terms, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or
(ii) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part. (Section 305)

SUBORDINATION

        The Subordinated Debt Securities will be subordinated and junior in right of payment, to the extent set forth in the applicable Prospectus Supplement, to all "Senior Indebtedness" of the Company as defined in the applicable Prospectus Supplement.

CERTAIN COVENANTS OF THE COMPANY

        The following restrictions apply to each series of Debt Securities unless the terms of such series of Debt Securities provide otherwise.

        Limitation on Liens. The Indentures contain a covenant providing that so long as Debt Securities of any series entitled by their terms to the benefits of such covenant shall be Outstanding, the Company will not create or assume, and will not permit any Restricted Subsidiary to create or assume, any notes, bonds, debentures or other similar evidences of Indebtedness secured by any mortgage, pledge, security interest or lien (any such mortgage, pledge, security interest or lien being hereinafter referred to as a "Mortgage" or "Mortgages") of or upon any Principal Property owned by the Company or by any Restricted Subsidiary or on shares of capital stock or evidence of Indebtedness of any Restricted Subsidiary, whether owned at the date of the Applicable Indenture or thereafter acquired, without making effective provision, and the Company in such case will make or cause to be made effective provision, whereby all Debt Securities of each series to which such covenant applies (together with, if the Company shall so determine, any other Indebtedness of the Company or such Restricted Subsidiary, whether then existing or thereafter created which is not subordinated to such Debt Securities) shall be secured by such a Mortgage equally and ratably with (or prior to) any and all other Indebtedness thereby secured, provided, however, that the foregoing shall not apply to any of the following:

        (1) Mortgages on any Principal Property, shares of stock or Indebtedness of any corporation existing at the time such corporation becomes a Subsidiary;

        (2) Mortgages on any Principal Property, shares of stock or Indebtedness acquired, constructed or improved by the Company or any Restricted Subsidiary after the date of the Applicable Indenture which are created or assumed prior to, or contemporaneously with, such acquisition, construction or improvement or within 365 days after the acquisition, completion of construction or improvement or commencement of commercial operation of such property, to secure or provide for the payment of all or any part of the purchase price or the cost of such construction or improvement thereof, or, in addition to Mortgages contemplated by clause (3) below, Mortgages on any Principal Property, shares of stock or Indebtedness existing at the time of acquisition thereof (including acquisition through merger or consolidation) existing at the time of acquisition thereof;

        (3) Mortgages on any Principal Property or shares of stock or Indebtedness acquired from a corporation which is merged with or into the Company or a Restricted Subsidiary;

        (4) Mortgages on any Principal Property, shares of stock or Indebtedness to secure Indebtedness to the Company or to a Restricted Subsidiary;

        (5) Mortgages on any Principal Property, shares of stock or Indebtedness in favor of the United States of America or any State thereof or The Commonwealth of Puerto Rico, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof or The Commonwealth of Puerto Rico, to secure partial, progress, advance or other payments, or to secure any Indebtedness incurred for the purpose of financing all or any part of the cost of acquiring, constructing or improving the Principal Property, shares of stock or Indebtedness subject to such Mortgages (including Mortgages incurred in connection with pollution control, industrial revenue, Title XI maritime financings or similar financings), or other Mortgages in connection with the issuance of tax-exempt industrial revenue bonds;

        (6)  Mortgages existing as of the date of the Applicable Indenture;

        (7) Mortgages for taxes, assessments or other government charges, the validity of which is being contested in good faith by appropriate proceedings and materialmen's, mechanics' and other like Mortgages, or deposits to obtain the release of such Mortgages;

        (8) Mortgages created or deposits made to secure the payment of workers' compensation claims or the performance of, or in connection with, tenders, bids, leases, public or statutory obligations, surety and appeal bonds, contracts, performance and return-of-money bonds or to secure (or in lieu of) surety or appeal bonds and Mortgages made in the ordinary course of business for similar purposes; and

        (9) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in the foregoing clauses (1) to (8), inclusive; provided, however, that such extension, renewal or replacement shall be limited to all or a part of the property, shares of stock or Indebtedness which secured the Mortgage so extended, renewed or replaced (plus improvements on such property).

        Notwithstanding the foregoing, the Company or any Restricted Subsidiary may create or assume Mortgages in addition to those permitted by the immediately preceding paragraph, and renew, extend or create such Mortgages, provided, that at the time of such creation, assumption, renewal or replacement, and after giving effect thereto, the aggregate amount of all Indebtedness so secured by such a Mortgage as provided above (not including Indebtedness excluded as provided in clauses (1) through (9) of the immediately preceding paragraph), plus all Attributable Debt of the Company and its Restricted Subsidiaries in respect of Sale and Lease-Back Transactions (as defined below) which would not be permitted by either clause (1) or (2) of the first paragraph under "Limitation on Sale and Lease-Back" below, would not exceed 20% of Consolidated Assets. (Section 1009)

        Limitation on Sale and Lease-Back. The Indentures contain a covenant providing that so long as Debt Securities of any series entitled by their terms to the benefits of such covenant shall be Outstanding, the Company will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement with any Person (other than the Company or any Restricted Subsidiary) providing for the leasing by the Company or a Restricted Subsidiary of any Principal Property owned by the Company or such Restricted Subsidiary (except for leases for a term of not more than three years), which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such person on the security of such Principal Property more than 365 days after the acquisition thereof or the completion of construction and commencement of full operation thereof (herein referred to as a "Sale and Lease-Back Transaction"), unless either (1) the Company or such Restricted Subsidiary would be entitled pursuant to such covenant to incur Indebtedness secured by a Mortgage on the Principal Property to be leased back equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction without equally and ratably securing the Debt Securities of such series, or (2) the Company shall, and in any such case the Company covenants that it will, apply or cause to be applied an amount equal to the greater of the net proceeds or the fair value (as determined by the Board of Directors) of the property so sold to the purchase of Principal Property or to the retirement (other than any mandatory retirement), within 365 days of the effective date of any such Sale and Lease-Back Transaction, of Debt Securities or other Funded Indebtedness; provided, however, that any such retirement of Debt Securities shall be made in accordance with the Applicable Indenture; and provided, further, that the amount to be applied to such retirement of Debt Securities or other Funded Indebtedness shall be reduced by an amount equal to the sum of (A) an amount equal to the principal amount of any Debt Securities delivered within 365 days after the effective date of such Sale and Lease-Back Transaction to the Applicable Trustee for retirement and cancellation, and (B) the principal amount of other Funded Indebtedness voluntarily retired by the Company within such 365-day period, excluding in each case retirements pursuant to mandatory sinking fund or prepayment provisions and payments at Maturity.

          Notwithstanding the foregoing,

               (i) the Company or any Restricted Subsidiary may enter into Sale and Lease-Back Transactions in addition to any permitted by the immediately preceding paragraph and without any obligation to retire any Debt Securities or other Indebtedness; provided, that at the time of entering into such Sale and Lease-Back Transaction and after giving effect thereto, Attributable Debt resulting from such Sale and Lease-Back Transaction, plus the aggregate amount of all Indebtedness secured by a Mortgage (not including Indebtedness excluded as provided in clauses (1) through (9) under "-- Limitations on Liens" above), does not exceed 20% of Consolidated Assets; and

              (ii) the Company or any Restricted Subsidiary may, at any time, enter into a Sale and Lease-Back Transaction with respect to any or all of the following properties: its plant located in Mooresville, Indiana and its Precision Forged Products Division manufacturing facilities located in Gallipolis, Ohio; Plymouth, Michigan and Romulus, Michigan. (Section 1010)


CERTAIN DEFINITIONS

          "Attributable Debt", when used in connection with a Sale and Lease-Back Transaction, shall mean, as of any particular time, the lesser of
(a) the fair value (as determined by the Board of Directors) of the property subject to such arrangement and (b) the then present value (computed by discounting at the Composite Rate) of the obligation of a lessee for net rental payments during the remaining term of any lease in respect of such property (including any period for which such lease has been extended or may, at the option of the lessor, be extended). The term "net rental payments" under any lease for any period shall mean the sum of the rental payments required to be paid in such period by the lessee thereunder, not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges.

          "Composite Rate" means, as of any particular time, the rate of interest, per annum, compounded semiannually, equal to the sum of the rates of interest borne by each of the Debt Securities Outstanding under the Applicable Indenture, as specified on the face of each of the Debt Securities, provided, that in the case of Debt Securities with variable rates of interest, the interest rate to be used in calculating the Composite Rate shall be the interest rate applicable to such Debt Securities at the beginning of the most recent period for which the interest rate was determined for such Debt Securities in accordance with the terms thereof and provided, further, that, in the case of Debt Securities which do not bear interest, the interest rate to be used in calculating the Composite Rate shall be a rate equal to the yield to Maturity on such Debt Securities, (calculated at the time of issuance of such Debt Securities) multiplied, in the case of each of the Debt Securities, by the percentage of the aggregate principal amount of all of the Debt Securities then Outstanding represented by such Debt Security.

          "Consolidated Assets" means the Company's assets, determined in accordance with GAAP and consolidated for financial reporting purposes in accordance with GAAP, such assets to be valued at book value.

          "Funded Indebtedness" means all Indebtedness of the Company and its Restricted Subsidiaries maturing by its terms more than one year after, or which is renewable or extendable at the option of the Company for a period ending more than one year after, the date as of which Funded Indebtedness is being determined.

          "GAAP" means such accounting principles as are generally accepted in the United States at the date of the Applicable Indenture.

        "Indebtedness" means, without duplication, (i) all obligations in respect of borrowed money or for the deferred purchase or acquisition price of property (including all types of real, personal, tangible, intangible or mixed property) or services (excluding trade accounts payable, deferred taxes and accrued liabilities which arise in the ordinary course of business) which are, in accordance with GAAP, includible as a liability on a balance sheet consolidated for financial reporting purposes in accordance with GAAP, (ii) all amounts representing the capitalization of rental obligations in accordance with GAAP, and (iii) all Contingent Obligations (defined below) with respect to the foregoing; for purposes of clause (iii), "Contingent Obligation" means, as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the beneficiary of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the beneficiary of such primary obligation against loss in respect thereof; provided, however, that the term "Contingent Obligation" shall not include the endorsement of instruments for deposit or collection in the ordinary course of business. The term "Contingent Obligation" shall also include the liability of a general partner in respect of the primary obligations of a partnership in which it is a general partner. The amount of any Contingent Obligation of a Person shall be deemed to be an amount equal to the principal amount of the primary obligation in respect to which such Contingent Obligation is made.

        "Principal Property" shall mean the principal manufacturing facilities owned by the Company or a Restricted Subsidiary located in the United States, except such as the Board of Directors, in its good faith opinion, reasonably determines is not significant to the business, financial condition and earnings of the Company and its consolidated Subsidiaries taken as a whole, as evidenced by a Board resolution, and except for (i) any and all personal property including, without limitation, (x) motor vehicles and other rolling stock, and (y) office furnishings and equipment and information and electronic data processing equipment, (ii) any property financed through obligations issued by a state, territory or possession of the United States, or any political subdivision or instrumentality of the foregoing, or (iii) any real property held for development or sale.

          "Restricted Subsidiary" means any consolidated Subsidiary that owns any Principal Property.

          "Subsidiary" means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

EVENTS OF DEFAULT

          Unless otherwise specified in the Prospectus Supplement relating to a particular series of Debt Securities, the following events will constitute an Event of Default under the Indentures with respect to Debt Securities of any series: (a) failure to pay principal of or any premium on any Debt Security of that series when due (in the case of the Subordinated Indenture, whether or not such payment is prohibited by the subordination provisions); (b) failure to pay any interest on any Debt Security of that series when due, and such failure continues for 30 days (in the case of the Subordinated Indenture, whether or not such payment is prohibited by the subordination provisions); (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series (in the case of the Subordinated Indenture, whether or not such deposit is prohibited by the subordination provisions); (d) failure to perform any other covenant of the Company in the Applicable Indenture or such Debt Security (other than a covenant included in the Applicable Indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the Applicable Trustee, or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of that series, as provided in the Applicable Indenture; (e) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company (including a default with respect to Securities of any series other than that series), or under any mortgage, indenture or instrument (including the Applicable Indenture) under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any consolidated Subsidiary, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 10% in principal amount of the Outstanding Debt Securities of that series a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled, and stating that such notice is a "Notice of Default" under the Applicable Indenture; and (f) certain events in bankruptcy, insolvency or reorganization. (Section 501)

          If an Event of Default (other than an Event of Default described in clause (f) above) with respect to the Debt Securities of any series at the time Outstanding shall occur and be continuing, either the Applicable Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series by notice as provided in the Applicable Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Security or the principal amount of which is not then determinable, such portion of the principal amount of such Debt Security, or such other amount in lieu of such principal amount, as may be specified in the terms of such Debt Security) to be due and payable immediately. If an Event of Default described in clause (f) above with respect to the Debt Securities of any series at the time Outstanding shall occur, the principal amount of all the Debt Securities of that series
(or, in the case of any such Original Issue Discount Security or other Debt Security, such specified amount) will automatically, and without any action by the Applicable Trustee or any Holder, become immediately due and payable.
After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the Applicable Indenture. (Section 502) For information as to waiver of defaults, see "Modification and Waiver."

          Subject to the provisions of the Applicable Indenture relating to the duties of the Applicable Trustee in case an Event of Default shall occur and be continuing, the Applicable Trustee will be under no obligation to exercise any of its rights or powers under the Applicable Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Applicable Trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the Applicable Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Applicable Trustee or exercising any trust or power conferred on the Applicable Trustee with respect to the Debt Securities of that series. (Section 512)

          No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Applicable Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Applicable Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series, (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Applicable Trustee to institute such proceeding as trustee, and (iii) the Applicable Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507) However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security. (Section 508)

          The Company will be required to furnish to the Applicable Trustee annually a statement by certain of its officers as to whether or not the Company, to their knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Applicable Indenture and, if so, specifying all such known defaults. (Section 1004)

CONVERSION RIGHTS

          The terms on which Debt Securities of any series are convertible into Common Stock or other securities of the Company will be set forth in the Prospectus Supplement relating thereto. Such terms will include provisions as to whether conversion is mandatory or at the option of the Holder thereof and may include provisions pursuant to which the number of shares of Common Stock or other securities of the Company to be received by the Holders of Debt Securities would be subject to adjustment.

GLOBAL DEBT SECURITIES

          Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities which will have an aggregate principal amount equal to that of the Debt Securities represented thereby. Each Global Security will be registered in the name of a Depositary or a nominee thereof identified in the applicable Prospectus Supplement, will be deposited with such Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Applicable Indenture.

          Notwithstanding any provision of the Applicable Indenture or any Debt Security described herein, no Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Security or any nominee of such Depositary unless
(i) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the Applicable Indenture, (ii) there shall have occurred and be continuing an Event of Default with respect to the Securities represented by such Global Security or (iii) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable Prospectus Supplement. All securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct. (Sections 204 and 305)

          As long as the Depositary, or its nominee, is the registered Holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities represented thereby for all purposes under the Debt Securities and the Applicable Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange therefor and will not be considered to be the owners or Holders of such Global Security or any Debt Securities represented thereby for any purpose under the Debt Securities or the Applicable Indenture. All payments of principal of and any premium and interest on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder thereof. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

          Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee ("participants") and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of the Company, the Applicable Trustee or any agent of the Company or the Applicable Trustee will have any responsibility or liability for any aspect of the Depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

          Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a Global Security, in some cases, may trade in the Depositary's same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by the Depositary to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a Global Security upon the original issuance thereof may be required to be made in immediately available funds.

PAYMENT AND PAYING AGENTS

          Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest. (Section 307)

          Unless otherwise indicated in the applicable Prospectus Supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as the Company may designate for such purpose from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the applicable Security Register. Unless otherwise indicated in the applicable Prospectus Supplement, the corporate trust office of the Trustee in The City of New York will be designated as the Company's sole Paying Agent for payments with respect to Debt Securities of each series. Any other Paying Agents initially designated by the Company for the Debt Securities of a particular series will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series. (Section 1002)

          All moneys paid by the Company to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Company, and the Holder of such Debt Security thereafter may look only to the Company for payment thereof. (Section 1003)

CONSOLIDATION, MERGER AND SALE OF ASSETS

          The Company, without the consent of the Holders of any of the Outstanding Debt Securities under the Indentures, may consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person, and may permit any Person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, the Company, provided (i) that any successor Person must be a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction and must assume the Company's obligations on the Debt Securities and under the Indentures, (ii) that after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing and (iii) that certain other conditions are met. Upon any consolidation or merger into any other Person or any conveyance, transfer or lease of the Company's assets substantially as an entirety to any Person, the successor Person will succeed to, and be substituted for, the Company under the Indentures, and the Company, except in the case of a lease, will be relieved of all obligations and covenants under the Indentures and the Debt Securities to the extent it was the predecessor Person. (Article Eight)

MODIFICATION AND WAIVER

          Modifications and amendments of the Senior Indenture and the Subordinated Indenture may be made by the Company and the Trustee under the Applicable Indenture only with the consent of the Holders of a majority in aggregate principal amount of each series of the Outstanding Debt Securities issued under the Applicable Indenture and affected by such modification or amendment unless a greater percentage of such aggregate principal amount is specified in the applicable Prospectus Supplement; provided, however, that no such modification or amendment may, without the consent of each Holder of such Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any instalment of principal of or interest on, any such Debt Security, (b) reduce the principal amount of, or any premium or interest on, any such Debt Security, (c) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the maturity thereof, (d) change the place or currency of payment of principal of, or any premium or interest on, any such Debt Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security (f) in the case of the Subordinated Indenture, modify the subordination provisions in a manner adverse to the Holders of the Subordinated Debt Securities, (g) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Applicable Indenture, (h) reduce the percentage in principal amount of outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Applicable Indenture or for waiver of certain defaults or
(i) modify such provisions with respect to modification and waiver. (Section 902 of the Indentures and Section 907 of the Subordinated Indenture)

          The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by the Company with certain restrictive provisions of the Applicable Indenture and, if applicable, such Debt Securities, unless a greater percentage of such aggregate principal amount is specified in the applicable Prospectus Supplement. (Section 1008) The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the Applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Applicable Indenture and, if applicable, such Debt Securities which may not be amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Section 513)

OUTSTANDING DEBT SECURITIES

          The Indentures provide that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under the Applicable Indenture as of any date, (i) the portion of the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding for such purpose will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the maturity thereof to such date,
(ii) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security and (iii) the portion of the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (i) or (ii) above, of the amount described in such clause). Certain Debt Securities, including those for whose payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased, will not be deemed to be Outstanding. In addition, Debt Securities owned by the Company or any of its Affiliates will not be deemed to be Outstanding. (Section 101)

DEFEASANCE AND COVENANT DEFEASANCE

          The Indentures provide, if such provision is made applicable to the Debt Securities of any series pursuant to Section 301 of the Applicable Indenture (which will be indicated in the Prospectus Supplement relating thereto), that the Company may elect either (A) to defease and be discharged from any and all of its obligations with respect to such Debt Securities (including, in the case of Subordinated Debt Securities, the subordination provisions which will be described in the applicable Prospectus Supplement and except for the obligations to exchange or register the transfer of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen
Debt Securities, to maintain an office or agency with respect to the Debt Securities and to hold moneys for payment in trust) ("defeasance") or (B) to be released from its obligations with respect to such Debt Securities concerning certain restrictive covenants (including, in the case of Subordinated Debt Securities, the subordination provisions which will be described in the applicable Prospectus Supplement) which are subject to covenant defeasance ("covenant defeasance"), and the occurrence of certain Events of Default, which are described above in clause (d) (with respect to such restrictive covenants) and clause (e) under "Events of Default" and any that may be described in the applicable Prospectus Supplement, shall no longer be an Event of Default, in each case, upon deposit with the Applicable Trustee (or other qualifying trustee), in trust for such purpose, money or U.S. Government Obligations, or both (or Foreign Government Obligations (as defined) in the case of Debt Securities denominated in foreign currencies), which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities.

          As a condition to defeasance or covenant defeasance, the Company must deliver to the Applicable Trustee an Opinion of Counsel (as specified in the Applicable Indenture) to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. The Company may exercise its defeasance option with respect to such Debt Securities notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its defeasance option, payment of such Debt Securities may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of such Debt Securities may not be accelerated by reference to the covenants noted under clause (B) above. In the event the Company omits to comply with its remaining obligations with respect to such Debt Securities under the Indentures after exercising its covenant defeasance option and such Debt Securities are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations (or Foreign Government Obligations in the case of Debt Securities denominated in foreign currencies) on deposit in the defeasance trust may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect of such payments. (Article Thirteen)

GOVERNING LAW

          The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the

State of New York, without regard to principles of conflicts of laws. (Section 112)

REGARDING THE TRUSTEE

          Continental Bank is the Trustee under the Senior Indenture and the Subordinated Indenture. The Trustee may be deemed to have a conflicting interest and may be required to resign as Trustee if at the time of a default under one of the Indentures it is a creditor of the Company. In addition, the Trustee will be required to resign as Trustee under one of the Indentures if at the time of default under one Indenture Debt Securities have been issued under the other Indenture. The Trustee or its affiliates perform certain commercial banking services for the Company in the ordinary course of business.

          Notices should be directed to 231 South LaSalle Street, Chicago, Illinois, 60697, Attn: Corporate Trust Division.


                         DESCRIPTION OF PREFERRED STOCK

          The following summary contains a description of certain general terms of the Company's Preferred Stock to which any Prospectus Supplement may relate. Certain terms of any series of Preferred Stock offered by any Prospectus Supplement will be described in the Prospectus Supplement relating thereto.
If so indicated in the Prospectus Supplement, the terms of any series may differ from the terms set forth below. The description of certain provisions of the Company's Preferred Stock does not purport to be complete and is subject to and qualified in its entirety by reference to the provisions of the Company's Second Restated Articles of Incorporation, as amended (the "Articles"), and the Certificate of Designation (the "Certificate of Designation") relating to each particular series of Preferred Stock which will be filed or incorporated by reference, as the case may be, as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such Preferred Stock.

GENERAL

          Under the Company's Articles, the Board of Directors of the Company is authorized, without further stockholder action, to provide for the issuance of up to 5,000,000 shares of preferred stock (the "Preferred Stock"). The Preferred Stock may be issued in one or more series, with such designations of titles; dividend rates; any redemption provisions; special or relative rights in the event of liquidation, dissolution, distribution or winding up of the Company; any sinking fund provisions; any conversion provisions; any voting rights thereof; and any other preferences, privileges, powers, rights, qualifications, limitations and restrictions, as shall be set forth as and when established by the Board of Directors of the Company.
The shares of any series of Preferred Stock will be, when issued, fully paid and non-assessable and holders thereof will have no preemptive rights in connection therewith.

          The liquidation preference of any series of Preferred Stock is not necessarily indicative of the price at which shares of such series of Preferred Stock will actually trade at or after the time of their issuance. The market price of any series of Preferred Stock can be expected to fluctuate with changes in market and economic conditions, the financial condition and prospects of the Company and other factors that generally influence the market price of securities.

RANK

          Any series of Preferred Stock will, with respect to rights on liquidation, winding up and dissolution, rank (i) senior to all classes of Common Stock and to all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank junior to such series of Preferred Stock (the "Junior Liquidation Securities"); (ii) on a parity with all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank on a parity with such series of Preferred Stock ("Parity Liquidation Securities"); and (iii) junior to all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank senior to such series of Preferred Stock (the "Senior Liquidation Securities"). In addition, any series of Preferred Stock will, with respect to dividend rights, rank (i) senior to all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank junior to such series of Preferred Stock and, to the extent provided in the applicable Certificate of Designation, to Common Stock, (ii) on a parity with all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank on a parity with such series of Preferred Stock and, to the extent provided in the applicable Certificate of Designation, to Common Stock ("Parity Dividend Securities") and (iii) junior to all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank senior to such series of Preferred Stock. As used in any Certificate of Designation for these purposes, the term "equity securities" will not include debt securities convertible into or exchangeable for equity securities.

DIVIDENDS

          Holders of each series of Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Company out of funds legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of Preferred Stock. Dividends will be payable to holders of record of Preferred Stock as they appear on the books of the Company (or, if applicable, the records of the Depositary referred to below under "Description of Depositary Shares") on such record dates as shall be fixed by the Board of Directors. Dividends on any series of Preferred Stock may be cumulative or non-cumulative.

          No full dividends may be declared or paid or funds set apart for the payment of dividends on any series of Preferred Stock unless dividends shall have been paid or set apart for such payment on the Parity Dividend Securities. If full dividends are not so paid, such series of Preferred Stock shall share dividends pro rata with the Parity Dividend Securities.

CONVERSION AND EXCHANGE

          The Prospectus Supplement for any series of Preferred Stock will state the terms, if any, on which shares of that series are convertible into shares of another series of Preferred Stock or Common Stock or exchangeable for another series of Preferred Stock, Common Stock or Debt Securities of the Company. The Common Stock of the Company is described below under "Description of Common Stock."

REDEMPTION

          A series of Preferred Stock may be redeemable at any time, in whole or in part, at the option of the Company or the holder thereof and may be subject to mandatory redemption pursuant to a sinking fund or otherwise upon terms and at the redemption prices set forth in the Prospectus Supplement relating to such series.

          In the event of partial redemptions of Preferred Stock, whether by mandatory or optional redemption, the shares to be redeemed will be determined by lot or pro rata, as may be determined by the Board of Directors of the Company, or by any other method determined to be equitable by the Board of Directors.

          On and after a redemption date, unless the Company defaults in the payment of the redemption price, dividends will cease to accrue on shares of Preferred Stock called for redemption, and all rights of holders of such shares will terminate except for the right to receive the redemption price.

LIQUIDATION PREFERENCE

          Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of each series of Preferred Stock that ranks senior to the Junior Liquidation Securities will be entitled to receive out of assets of the Company available for distribution to shareholders, before any distribution is made on any Junior Liquidation Securities, including Common Stock, distributions upon liquidation in the amount set forth in the Prospectus Supplement relating to such series of Preferred Stock, plus an amount equal to any accrued and unpaid dividends. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock of any series and any other Parity Liquidation Securities are not paid in full, the holders of the Preferred Stock of such series and the Parity Liquidation Securities will share ratably in any such distribution of assets of the Company in proportion to the full liquidation preferences to which each is entitled. After payment of the full amount of the liquidation preference to which they are entitled, the holders of such series of Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company.

VOTING RIGHTS

          Except as indicated below or in the Prospectus Supplement relating to a particular series of Preferred Stock or except as expressly required by applicable law, the holders of shares of Preferred Stock will have no voting rights.

PREFERRED STOCK OUTSTANDING

          As of the date hereof, the Company has issued and outstanding 1,600,000 shares of Series D Convertible Exchangeable Preferred Stock and as of June 30, 1994, 931,765 shares of Series C ESOP Convertible Preferred Stock.
The shares of each issued and outstanding series are fully paid and nonassessable. The Company has also authorized the Series B Junior Participating Cumulative Preferred Stock in connection with its preferred stock purchase rights plan. See "Description of Preferred Share Purchase Rights."

          Series D Convertible Exchangeable Preferred Stock. The Series D Convertible Exchangeable Preferred Stock bears a dividend of $3.875 per share per annum. It is senior to the Common Stock, the Series C ESOP Convertible Preferred Stock and, when and if issued, the Series B Junior Participating Cumulative Preferred Stock, as to the payment of dividends and distributions of assets on liquidation, dissolution and winding up of the Company.

          Such shares provide for a liquidation preference of $50.00 per share, plus accrued and unpaid dividends.

          Holders of Series D Convertible Exchangeable Preferred Stock have no general voting rights but have the right to vote in certain events.

          Whenever dividends have not been paid on such shares or any other class or series of stock ranking pari passu as to dividends in an aggregate amount equal to six quarterly dividends (whether or not consecutive), the number of members of the Company's Board of Directors will be increased by two, and the holders of such shares, voting separately as a class with the holders of such pari passu stock with like voting rights, will be entitled to elect such two additional directors at any meeting of shareholders at which directors are to be elected held during the period such dividends remain in arrears. Such voting rights will continue until there are not such dividends in arrears.

          The Series D Convertible Exchangeable Preferred Stock may not be redeemed prior to September 20, 1996 and thereafter may be redeemed by the Company, at its option, in whole or in part at any time at a redemption price of $52.33 per share, plus accrued and unpaid dividends, if redeemed prior to September 10, 1997, and at the following redemption prices per share, if redeemed during the 12-month period ending September 9:

                                                   PRICE
          YEAR                                   PER SHARE
          ----                                   ---------
          1998...............................     $51.94
          1999...............................      51.55
          2000...............................      51.16
          2001...............................      50.78
          2002...............................      50.39

and thereafter at $50 per share plus, in each case, accrued and unpaid dividends. There is no mandatory redemption or sinking fund obligation with respect to the Series D Convertible Exchangeable Preferred Stock.

          Each holder of Series D Convertible Exchangeable Preferred Stock has the right, at the holder's option, to convert any or all such shares into Common Stock at any time at a ratio (subject to adjustment) of 2.778 shares of Common Stock for each share of Series D Convertible Exchangeable Preferred Stock. The conversion rate is further adjusted in the event of certain transactions involving the Company that would result in a "Fundamental Change" as defined in the Series D Convertible Exchangeable Preferred Stock.

          The Series D Convertible Exchangeable Preferred Stock is exchangeable in whole but not in part, at the option of the Company on a dividend payment date for the Series D Convertible Exchangeable Preferred Stock, for Convertible Subordinated Debentures (the "Debentures"). In such event, the holders of outstanding Series D Convertible Exchangeable Preferred Stock will receive $50 principal amount of the Debentures for each share of such stock so exchanged.

          Such Debentures will be unsecured, subordinated obligations of the Company, will mature on September 10, 2012, and will pay interest at a rate of 7 3/4% per annum. Each holder of Debentures will have the right, at the holder's option, to convert any or all such Debentures into Common Stock at any time at a ratio (subject to adjustment) of 2.778 shares of Common Stock for each $50 principal amount of Debentures.

          The Debentures will not be redeemable prior to September 20, 1996, and thereafter may be redeemed by the Company, at its option, in whole or in part, at any time at a redemption price of 104.65% of the principal amount, plus accrued and unpaid interest, if redeemed prior to September 10, 1997, and at the following redemption prices, if redeemed during the 12-month period ending September 9:

          YEAR                                    PRICE
          ----                                    -----
          1998...............................    103.88%
          1999...............................    103.10%
          2000...............................    102.33%
          2001...............................    101.55%
          2002...............................    100.78%

and thereafter at 100% of the principal amount plus, in each case, accrued and unpaid interest. There is no mandatory redemption or sinking fund obligation with respect to the Debentures.

          Series C ESOP Convertible Preferred Stock. The Series C ESOP Convertible Preferred Stock bears a dividend of $4.78125 per share per annum, subject to certain adjustments.

The shares of Series C ESOP Convertible Preferred Stock are convertible into shares of Common Stock at a rate of two shares of Common Stock per share, subject to certain adjustments. The shares may only be issued to a trustee acting on behalf of any employee stock ownership plan or other employee benefit plan of the Company and will be automatically converted into Common Stock in the event of any transfer to a person other than a plan trustee. Such shares have a liquidation preference of $63.75 per share plus accrued and unpaid dividends. The Series C ESOP Convertible Preferred Stock is redeemable, in whole or in part, at the option of the Company at a redemption price per share currently equal to 103.75% of the liquidation preference, declining by 75 basis points each January 1, to the liquidation preference of $63.75 per share on and after January 1, 1999, plus, in each case, accrued and unpaid dividends.
Holders of Series C ESOP Convertible Preferred Stock have full voting rights and vote together with the Common Stock as one class, each share of the Series
C ESOP Convertible Preferred Stock having such number of votes as equals the number of shares of Common Stock into which such share could be converted on the record date for determining the stockholders entitled to vote. The shares of the Series C ESOP Convertible Preferred Stock are not subject to any sinking fund provisions and have no preemptive rights. The shares rank junior to the Series D Convertible Exchangeable Preferred Stock and rank senior to the Series B Junior Participating Cumulative Preferred Stock and the Common Stock as to the payment of dividends and distribution of assets on liquidation, dissolution and winding up of the Company.

          In the event the Company is unable to pay dividends on the Series C ESOP Preferred Stock, the Company is required pursuant to the terms of the ESOP to make a contribution to the ESOP to satisfy the then current debt service requirements of the Senior ESOP Note due December 31, 2000 (which obligation is fully reflected in long-term debt on the Company's balance sheet).


                        DESCRIPTION OF DEPOSITARY SHARES

          The description set forth below of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts (as defined below) does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of Deposit Agreement and Depository Receipt relating to the Preferred Stock, included as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

          The Company may, at its option, elect to offer fractional shares of Preferred Stock, rather than full shares of Preferred Stock. In the event such option is exercised, the Company will issue receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock as described below.

          The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption, conversion and liquidation rights).

          The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement (the "Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional shares of Preferred Stock in accordance with the terms of the offering.

          Pending the preparation of definitive Depositary Receipts, the Depositary may, upon the written order of the Company or any holder of deposited Preferred Stock, execute and deliver temporary Depositary Receipts which are substantially identical to, and entitle the holders thereof to all the rights pertaining to, the definitive Depositary Receipts. Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

DIVIDENDS AND OTHER DISTRIBUTIONS

          The Depositary will distribute all cash dividends or other cash distributions received in respect of the deposited Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders.

          In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto. If the Depositary determines that it is not feasible to make such distribution, it may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

REDEMPTION OF STOCK

          If a series of Preferred Stock represented by Depositary Shares is to be redeemed, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Preferred Stock held by the Depositary. The Depositary Shares will be redeemed by the Depositary at a price per Depositary Share equal to the applicable fraction of the redemption price per share payable in respect of the shares of Preferred Stock so redeemed. Whenever the Company redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same date the number of Depositary Shares representing shares of Preferred Stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by the Depositary by lot or pro rata or by any other equitable method as may be determined by the Depositary.

WITHDRAWAL OF STOCK

          Any holder of Depositary Shares may, upon surrender of the Depositary Receipts at the corporate trust office of the Depositary (unless the related Depositary Shares have previously been called for redemption), receive the number of whole shares of the related series of Preferred Stock and any money or other property represented by such Depositary Receipts. Holders of Depositary Shares making such withdrawals will be entitled to receive whole shares of Preferred Stock on the basis set forth in the related Prospectus Supplement for such series of Preferred Stock, but holders of such whole shares of Preferred Stock will not thereafter be entitled to deposit such Preferred Stock under the Deposit Agreement or to receive Depositary Receipts therefor. If the Depositary Shares surrendered by the holder in connection with such withdrawal exceed the number of Depositary Shares that represent the number of whole shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

VOTING DEPOSITED PREFERRED STOCK

          Upon receipt of notice of any meeting at which the holders of any series of deposited Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such series of Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the relevant series of Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of such series of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable actions that may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing such Preferred Stock.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

          The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of the Depositary Shares representing Preferred Stock of any series will not be effective unless such amendment has been approved by the holders of at least the amount of the Depositary Shares then outstanding representing the minimum amount of Preferred Stock of such series necessary to approve any amendment that would materially and adversely affect the rights of the holders of the Preferred Stock of such series. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective, or any transferee of such holder, shall be deemed, by continuing to hold such Depositary Receipt, or by reason of the acquisition thereof, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. The Deposit Agreement automatically terminates if (i) all outstanding Depositary Shares have been redeemed; or (ii) each share of Preferred Stock has been converted into other preferred stock or common stock or has been exchanged for debt securities; or (iii) there has been a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Shares.

CHARGES OF DEPOSITARY

          The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay all charges of the Depositary in connection with the initial deposit of the relevant series of Preferred Stock and any redemption of such Preferred Stock. Holders of Depositary Receipts will pay transfer and other taxes and governmental charges and such other charges or expenses as are expressly provided in the Deposit Agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY

          The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

          The Depositary will forward all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the deposited Preferred Stock.

          Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares, Depositary Receipts or shares of Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, upon information provided by holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.


                          DESCRIPTION OF COMMON STOCK

          The Company is authorized to issue 60,000,000 shares of Common Stock. As of July 8, 1994, 35,531,510 shares of Common Stock were issued and outstanding, and an aggregate of 673,669 shares of Common Stock were reserved for issuance under the Company's incentive stock plans. The Common Stock is listed on the New York Stock Exchange and the Pacific Stock Exchange.

        The holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Holders of Common Stock are entitled to receive, upon any liquidation of the Company, all remaining assets available for distribution to shareholders after satisfaction of the Company's liabilities and the preferential rights of any preferred stock that may then be issued and outstanding. The outstanding shares of Common Stock are, and the shares offered hereby will be, fully paid and non-assessable. The holders of Common Stock have no preemptive, conversion or redemption rights. The registrar and transfer agent for the Common Stock is The Bank of New York.


                DESCRIPTION OF PREFERRED SHARE PURCHASE RIGHTS

        In 1988, the Company's Board of Directors authorized the distribution of one Preferred Share Purchase Right (a "Right") for each outstanding share of Common Stock. Each Right entitles the holder thereof to buy one-half of one one-hundredth of a share of Series B Junior Participating Cumulative Preferred Stock at a price of $70.

        As distributed, the Rights trade together with the Common Stock. They may be exercised or traded separately only after the earlier to occur of: (i) 10 days following a public announcement that a person or group of persons has obtained the right to acquire 10% or more of the outstanding Common Stock (20% in the case of certain institutional investors), or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors) following the commencement or announcement of an intent to make a tender offer or exchange offer which would result in beneficial ownership by a person or group of persons of 10% or more of the Company's outstanding Common Stock. If the acquiring person or group of persons acquires 10% or more of the Common Stock, each Right (other than those held by the acquiror) will entitle its holder to purchase, at the Right's exercise price, shares of Common Stock having a market value of twice the Right's exercise price. Additionally, if the Company is acquired in a merger or other business combination, each Right (other than those held by the surviving or acquiring company) will entitle its holder to purchase, at the Right's exercise price, shares of the acquiring company's common stock (or Common Stock of the Company if it is the surviving corporation) having a market value of twice the Right's exercise price.

        Rights may be redeemed at the option of the Board of Directors for $0.005 per Right at any time before a person or group of persons acquires 10% or more of the Company's Common Stock. The Board may amend the Rights at any time without shareholder approval. The Rights will expire by their terms on November 14, 1998.


                            DESCRIPTION OF WARRANTS

        The Company may issue Warrants, including Warrants to purchase Debt Securities ("Debt Warrants"), as well as other types of Warrants to purchase Securities. Warrants may be issued independently or together with any Securities and may be attached to or separate from such securities. The Warrants are to be issued under warrant agreements (each a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to Warrants being offered pursuant thereto.

DEBT WARRANTS

        The applicable Prospectus Supplement will describe the terms of Debt Warrants offered thereby, the Warrant Agreement relating to such Debt Warrants and the debt warrant certificates representing such Debt Warrants, including the following: (1) the title of such Debt Warrants; (2) the aggregate number of such Debt Warrants; (3) the price or prices at which such Debt Warrants will be issued; (4) the currency or currencies, including composite currencies or currency units, in which the price of such Debt Warrants may be payable; (5) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants, and the procedures and conditions relating to the exercise of such Debt Warrants; (6) the designation and terms of any related Debt Securities with which such Debt Warrants are issued, and the number of such Debt Warrants issued with each such Debt Security; (7) the currency or currencies, including composite currencies or currency units, in which the principal of or any premium or interest on the Debt Securities purchasable upon exercise of such Debt Warrants will be payable; (8) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (9) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant, and the price at which and the currency or currencies, including composite currencies or currency units, in which such principal amount of Debt Securities may be purchased upon such exercise; (10) the date on which the right to exercise such Debt Warrants will commence, and the date on which such right will expire; (11) the maximum or minimum number of such Debt Warrants which may be exercised at any time;
(12) a discussion of any material federal income tax considerations; and (13) any other terms of such Debt Warrants and terms, procedures and limitations relating to the exercise of such Debt Warrants,

        Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations, and Debt Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise and will not be entitled to payment of principal of or any premium or interest on the Debt Securities purchasable upon such exercise.

OTHER WARRANTS

        The Company may issue other Warrants. The applicable Prospectus Supplement will describe the following terms of any such other Warrants in respect of which this Prospectus is being delivered: (1) the title of such Warrants; (2) the Securities (which may include Preferred Stock or Common Stock) for which such Warrants are exercisable; (3) the price or prices at which such Warrants will be issued; (4) the currency or currencies, including composite currencies or currency units, in which the price of such Warrants may be payable; (5) if applicable, the designation and terms of the Preferred Stock or Common Stock with which such Warrants are issued, and the number of such Warrants issued with each such share of Preferred Stock or Common Stock; (6) if applicable, the date on and after which such Warrants and the related Preferred Stock or Common Stock will be separately transferable; (7) if applicable, a discussion of any material federal income tax considerations; and (8) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

EXERCISE OF WARRANTS

        Each Warrant will entitle the holder to purchase for cash such principal amount of Debt Securities or number of shares of Preferred Stock or Common Stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the Prospectus Supplement relating to the Warrants offered thereby. After the close of business on the expiration date, unexercised Warrants will become void.

        Warrants may be exercised as set forth in the Prospectus Supplement relating to the Warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward the Securities purchasable upon such exercise. If less than all of the Warrants represented by such warrants certificate are exercised, a new warrant certificate will be issued for the remaining Warrants.


                             PLAN OF DISTRIBUTION

        The Company may sell the Securities being offered hereby in four ways:
(i) directly to purchasers, (ii) through agents, (iii) through underwriters, and (iv) through dealers. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

        If one or more underwriters or agents are used in the sale of Securities, the Company will execute an underwriting or similar agreement with such underwriters or agents setting forth, among other things, certain terms of the sale and offering.

        The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Prospectus Supplement will describe the method of distribution of the Securities. The Company also may offer and sell the Securities in exchange for one or more of its outstanding issues of debt securities. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Securities upon the terms and conditions as shall be set forth in the Prospectus Supplement.

        In connection with the sale of Securities, underwriters and agents may receive compensation both from the Company, in the form of discounts, concessions or commissions, and from purchasers of Securities for whom they may act as agents.

The underwriters, agents and dealers that participate in the distribution of Securities may be deemed to be "underwriters" within the meaning of, and any discounts or commissions received by them and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under, the Securities Act. Any such underwriters or agents will be identified and any such compensation will be described in the Prospectus Supplement.

        Securities also may be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, by one or more firms ("remarketing firms") acting as principals for their own account or as agents for the Company. Any remarketing firm will be identified and their terms of its agreement, if any, with the Company and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Securities remarketed thereby.

        Under agreements which may be entered into by the Company, underwriters, agents and dealers who participate in the distribution of Securities may be entitled to indemnification by the Company against or in respect of certain liabilities, including liabilities under the Securities
Act, or to contribution with respect to payments required to be made in respect thereof.

        Certain of the underwriters, dealers and agents and their associates may engage in transactions with, and perform services for, the Company in the ordinary course of business.

        If so indicated in an applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as agents to solicit offers by certain institutions to purchase Debt Securities or Preferred Stock from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in the applicable Prospectus Supplement. Each Contract will be for an amount stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except that (i) the purchase by an institution of the Securities covered by its Contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) if the Securities are being sold to underwriters, the Company will have sold to such underwriters such amount specified in the applicable Prospectus Supplement. Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts. A commission indicated in the applicable Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Securities pursuant to Contracts accepted by the Company.


                                 LEGAL OPINIONS

        Unless otherwise indicated in the applicable Prospectus Supplement, George N. Bashara, Jr., General Counsel of the Company, is passing upon the validity of the Securities. On behalf of any underwriters, agents or dealers, Sullivan & Cromwell, New York, New York, is passing upon the validity of the Securities. In rendering its opinion, Sullivan & Cromwell will rely as to matters of Michigan law on the opinion of George N. Bashara, Jr.


                              INDEPENDENT AUDITORS

        The consolidated financial statements and schedules of Federal-Mogul Corporation appearing in Federal-Mogul Corporation's Annual Report (Form 10-K) for the year ended December 31, 1993, have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        The combined statements of assets and liabilities of Sealed Power Corporation and Sealed Power Corporation of Canada, Ltd. at December 31, 1992 and 1991 and the related combined statements of revenues and expenses and changes in equity and cash flows for each of the years then ended, appearing in Federal-Mogul Corporation's Form 8-K dated November 10, 1993, as amended on Form 8-K/A, dated February 11, 1994, and incorporated herein by reference, have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their report, with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          An itemized statement of the estimated amount of the expenses, other than underwriting discounts and commissions, incurred and to be incurred by the Company in connection with the issuance and distribution of the Securities registered pursuant to this registration statement is as follows:

  Securities and Exchange Commission filing fee..............    $ 34,483.00
  Printing and engraving expenses............................      50,000.00
  Accounting fees and expenses...............................      50,000.00
  Legal fees and expenses....................................     100,000.00
  Listing fees...............................................      10,000.00
  Fees and expenses of trustee...............................      20,000.00
  Rating agencies' fees......................................     120,000.00
  Blue sky fees and expenses and legal fees..................      15,000.00
  Miscellaneous..............................................      10,517.00
                                                                 -----------
            Total............................................    $410,000.00
                                                                 ===========


ITEM 15.  MICHIGAN BUSINESS CORPORATION ACT

          Sections 561 through 569 of the Michigan Business Corporation Act (the "Act"), and Article XI of the Company's Bylaws relate to the indemnification of the Company's directors and officers, among others, in a variety of circumstances against Liabilities arising in connection with the performance of their duties.

          The Act permits indemnification of directors and officers acting in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company or its shareholders (and, with respect to a criminal proceeding, if they have no reasonable cause to believe their conduct to be unlawful) against (i) expenses (including attorney's fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of the Company) arising out of a position with the Company (or with some other entity at the Company's request) and (ii) expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action or suit by or in the right of the Company, unless the director or officer is found liable to the Company and an appropriate court does not determine that he or she is nevertheless fairly and reasonably entitled to indemnification.

The Act requires indemnification for expenses to the extent that a director or officer is successful on the merits in defending against any such action, suit or proceeding, and otherwise requires in general that the indemnification provided for in (i) and (ii) above be made only on a determination by (a) a majority vote of a quorum of the Board of Directors who were not parties or threatened to be made parties to the action, suit or proceeding, (b) if a quorum cannot be obtained, by a majority vote of a committee duly designated by the Board and consisting solely of two or more directors not at the time parties or threatened to be made parties to the action, suit or proceeding, (c) by independent legal counsel, (d) by all independent directors who are not parties or threatened to be made parties to the action, suit or proceeding or
(e) by the shareholders (but shares held by directors or officers who are parties or are threatened to be made parties may not be voted). In certain circumstances, the Act further permits advances to cover such expenses before a final determination that indemnification is permissible, upon receipt of a written affirmation by the director or officer of their good-faith belief that they have met the applicable standard of conduct set forth in the Act, receipt of a written undertaking by or on behalf of the director or officer to repay such amounts unless it shall ultimately be determined that they are entitled to indemnification and a determination that the facts then known to those making the advance would not preclude indemnification.

          Indemnification under the Act is not exclusive of other rights to indemnification to which a person may be entitled under the Company's Articles of Incorporation, Bylaws, or a contractual agreement. The Act permits the Company to purchase insurance on behalf of its directors and officers against liabilities arising out of their positions with the Company whether or not such liabilities would be within the foregoing indemnification provisions.

BYLAWS

          Under the Company's Bylaws, the Company is required to indemnify any person who was or is a party or is threatened to be made a party to or called as a witness in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company, a "derivative action") and any appeal thereof by reason of the fact that such person is, was or agreed to become a director or officer of the Company, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person was successful in defending such action, suit or proceeding, or otherwise if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company or its shareholders, and, with respect to any criminal action or proceeding had no reasonable cause to believe was unlawful. A similar standard of care is applicable in the case of derivative actions, except the indemnification extends only to expenses (including actual and reasonable attorneys' fees) and amounts paid in settlement incurred in connection with such an action and, where the person is found to be liable to the Company, only if and to the extent that the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and then only for expenses which the court considers proper.

          The Company's Bylaws provide that the Company shall pay for the expenses incurred by an indemnified director or officer in defending the proceedings specified above, in advance of their final disposition, provided that if required by the Act, the person furnishes the Company with an undertaking to reimburse the Company if it is ultimately determined that such person is not entitled to indemnification. The Company shall provide indemnification to any person who is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise to the same degree as the foregoing indemnification of directors and officers. In addition, the Company may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company (or is serving or was serving at the request of the Company in a position and at an entity listed in the preceding sentence) against any liability asserted against and incurred by such person in such capacity, or arising out of the person's status as such whether or not the Company would have the power or the obligation to indemnify such person against such liability under the provisions of the Company's Bylaws.

ITEM 16.  EXHIBITS

  *  1-1  Form of Underwriting Agreement relating to preferred stock.

- ---------------

* Previously filed with Registration Statement No. 33-51265 and incorporated herein by reference.

 *    1-2  Form of Underwriting Agreement relating to common stock.

 *    1-3  Form of Underwriting Agreement relating to debt securities.

 * 4-1 The Company's Second Restated Articles of Incorporation, as amended (filed as Exhibit 3.1 to Company's Form 10-Q for the quarter ended September 30, 1992).

 * 4-2 The Company's Bylaws, as amended (filed as Exhibit 3.2 to the Company's Form 10-K for the year ended December 31, 1991).

 * 4-3 Rights Agreement ("Rights Agreement") between the Company and National Bank of Detroit as Rights Agent (filed as Exhibit 1 to the Company's Form 8-A Registration Statement dated November 7, 1988).

 *    4-4  Amendments dated July 25, 1990, to Rights Agreement (filed as
          Exhibit 4.5 to the 1990 Second Quarter 10-Q).

 * 4-5 Amendment Number Two dated as of September 23, 1992 to Rights Agreement (filed as Exhibit 4-4 to the 1992 10-K).

 * 4-6 Second Restated and Amended Revolving Credit Agreement dated October 19, 1993, among the Company, various banks, and Chemical Bank, as agent.

**    4-7  Form of Senior Indenture.

 *    4-8  Form of Subordinated Indenture.

 * 4-9 Form of Deposit Agreement, including form of Depositary Receipt for Depositary Shares.

 * 4-10 Agreement of Purchase and Sale dated as of September 15, 1993 between Federal-Mogul Corporation and SPX Corporation and certain of its subsidiaries (filed as Exhibit 2.1 to a Form 8K dated November 10,
          1993).

**    5-1  Opinion of George N. Bashara, Jr.

**    5-2  Opinion of Wachtell, Lipton, Rosen & Katz.

**    12-1 Computation of Ratio of Earnings to Fixed Charges.

- ---------------

* Previously filed with Registration Statement No. 33-51265 and incorporated herein by reference.

** Filed herewith.

**    12-2 Computation of Ratio of Earnings to Combined Fixed Charges and
           Preferred Stock Dividends.

**    23-1 Consent of Ernst & Young, independent auditors.

**    23-2 Consent of Arthur Andersen & Co., independent public accountants.

**    23-3 Consent of George N. Bashara, Jr. (included in Exhibit 5-1).

**    23-4 Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5-2).

**    24-1 Power of Attorney is included on page II-8.

**   25-1 Form T-1 Statement of Eligibility and Qualification under the Trust
          Indenture Act of 1939 of Trustee for Senior Indenture.

 * 25-2 Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 or Trustee for Subordinated Indenture.

ITEM 17.  UNDERTAKINGS

          The undersigned registrant hereby undertakes:

          A. to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) to reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;
- ---------------

* Previously filed with Registration Statement No. 33-51265 and incorporated herein by reference.

** Filed herewith.

provided, however, that the undertakings set forth in the paragraphs (i) and
(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

        B. that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C. to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

        D. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        E. that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        F. that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

        G. that, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        H. that, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        I. to file an application for the purposes of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of such Act.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, Michigan on July 25, 1994.

                                   FEDERAL-MOGUL CORPORATION


                              By: /s/ Martin E. Welch III
                                 ------------------------------
                                   Martin E. Welch III
                                   Senior Vice President
                                   and Chief Financial Officer


                              POWER OF ATTORNEY

        Each of the undersigned whose signature appears below hereby constitutes and appoints George N. Bashara, Jr. and Stephanie G. Heim, and each of them acting alone, his true and lawful attorneys-in-fact and agents, with full power and substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign in any and all capacities, to sign any and all amendments (including post-effective amendments) to his Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, under the Securities Act of 1933.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons of the Registrant in the capacities and dates indicated.


/s/ Dennis J. Gormley
  ----------------------         Chairman of the Board         July 25, 1994
  Dennis J. Gormley              and Chief Executive
                                 Officer and Director
                                 (Principal Executive
                                 Officer)

/s/ Martin E. Welch III
  ----------------------         Senior Vice President         July 25, 1994
  Martin E. Welch III            and Chief Financial
                                 Officer (Principal
                                 Financial Officer)

/s/ James B. Carano
  ----------------------         Vice President and            July 25, 1994
  James B. Carano                Controller (Principal
                                 Accounting Officer)


/s/ John J. Fannon
  ----------------------         Director                      July 25, 1994
  John J. Fannon


/s/ RODERICK M. HILLS
  ---------------------------       Director                    July 25, 1994
  Roderick M. Hills


/s/ ANTONIO MADERO
  ---------------------------       Director                    July 25, 1994
  Antonio Madero


/s/ WALTER J. McCARTHY, JR.
  ---------------------------       Director                    July 25, 1994
  Walter J. McCarthy, Jr.


/s/ ROBERT S. MILLER, JR.
  ---------------------------       Director                    July 25, 1994
  Robert S. Miller, Jr.


/s/ JOHN C. POPE
  ---------------------------       Director                    July 25, 1994
  John C. Pope


/s/ HUGO MICHAEL SEKYRA
  -----------------------------     Director                    July 25, 1994
  Dr. Hugo Michael Sekyra


                                EXHIBIT INDEX


    Exhibit
    Number                   Description
    -------                  -----------
 *    1-1  Form of Underwriting Agreement relating to preferred stock.

 *    1-2  Form of Underwriting Agreement relating to common stock.

 *    1-3  Form of Underwriting Agreement relating to debt securities.

 * 4-1 The Company's Second Restated Articles of Incorporation, as amended (filed as Exhibit 3.1 to Company's Form 10-Q for the quarter ended September 30, 1992).

 * 4-2 The Company's Bylaws, as amended (filed as Exhibit 3.2 to the Company's Form 10-K for the year ended December 31, 1991).

 * 4-3 Rights Agreement ("Rights Agreement") between the Company and National Bank of Detroit as Rights Agent (filed as Exhibit 1 to the Company's Form 8-A Registration Statement dated November 7, 1988).

 *    4-4  Amendments dated July 25, 1990, to Rights Agreement (filed as
           Exhibit 4.5 to the 1990 Second Quarter 10-Q).

 * 4-5 Amendment Number Two dated as of September 23, 1992 to Rights Agreement (filed as Exhibit 4-4 to the 1992 10-K).

 * 4-6 Second Restated and Amended Revolving Credit Agreement dated October 19, 1993, among the Company, various banks, and Chemical Bank, as agent.

**    4-7  Form of Senior Indenture.

 *    4-8  Form of Subordinated Indenture.

 * 4-9 Form of Deposit Agreement, including form of Depositary Receipt for Depositary Shares.

 * 4-10 Agreement of Purchase and Sale dated as of September 15, 1993 between Federal-Mogul Corporation and SPX Corporation and certain of its subsidiaries (filed as Exhibit 2.1 to a Form 8K dated November 10,
           1993).

**    5-1  Opinion of George N. Bashara, Jr.

**    5-2  Opinion of Wachtell, Lipton, Rosen & Katz.

**    12-1 Computation of Ratio of Earnings to Fixed Charges.

**    12-2 Computation of Ratio of Earnings to Combined Fixed Charges and
           Preferred Stock Dividends.

**    23-1 Consent of Ernst & Young, independent auditors.

**    23-2 Consent of Arthur Andersen & Co., independent public accountants.

**    23-3 Consent of George N. Bashara, Jr. (included in Exhibit 5-1).

**    23-4 Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5-2).

**    24-1 Power of Attorney is included on page II-8.

**    25-1 Form T-1 Statement of Eligibility and Qualification under the Trust
           Indenture Act of 1939 of Trustee for Senior Indenture.

 * 25-2 Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 or Trustee for Subordinated Indenture.

- ---------------

* Previously filed with Registration Statement No. 33-51265 and incorporated herein by reference.

** Filed herewith.